UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2014

ADVANCED MEDICAL ISOTOPE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-53497	80-0138937
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6208 W. Okanogan Ave. Kennewick, WA 99336

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (509) 736-4000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1

Item 3.02.      Unregistered Sale of Equity Securities.

On May 15, 2014, Advanced Medical Isotope Corporation (the “Company”) entered into an agreement with Battelle Memorial Institute, an Ohio nonprofit corporation (“Battelle”), pursuant to which the Company issued to Battelle (i) a 10% convertible debenture in the principal amount of $350,000 (the “Debenture”), (ii) a warrant (the “Warrant”) exercisable for shares of common stock of the Company (the “Common Stock”), and (iii) 532,609 shares of Common Stock in satisfaction of a promissory note issued by the Company to Battelle on May 1, 2013 in the principal amount of $349,913.41 as payment for research services performed by Battelle for the Company.

The Debenture was scheduled to mature on May 15, 2015 and on June 6, 2014, Battelle converted the Debenture into Common Stock for a total issuance of 16,530,974 shares of Common Stock.

The Warrant is exercisable for three years from issuance to purchase up to the number of shares of Common Stock equal to the quotient obtained by dividing the original principal amount of the Debenture ($350,000) by the Warrant Exercise Price (subject to adjustment to maintain the original value proposition and to support the ability of Battelle to convert the full value of the indebtedness to shares of Common Stock) at a price per share equal to the Warrant Exercise Price in cash.  The “Warrant Exercise Price” is equal to the lesser of the market value (defined as the mean market closing price per share over the 10 trading days immediately prior to the notice date of exercise) and $0.046 per share.

The securities described above were offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) under the Securities Act of 1933, as amended.

Item 9.01       Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description
99.1	Press Release Issued July 7, 2014

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ADVANCED MEDICAL ISOTOPE CORPORATION

Date: July 9, 2014	By:	/s/ James C. Katzaroff
James C. Katzaroff
Chairman and Chief Executive Officer

3